Exhibit 5.6

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp. in connection with the report entitled “Prefeasibility Study Report for the Wheeler River Uranium Project, Saskatchewan, Canada” dated October 30, 2018, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of Denison Mines Corp.

Dated: September 16, 2021

By:	/s/ Mark Liskowich
Mark Liskowich, P.Geo.
SRK Consulting (Canada) Inc.